Exhibit 99

MEREDITH REPORTS FISCAL 2019 THIRD QUARTER RESULTS

National Media Group Delivers Improvement in Advertising Revenues

Local Media Group Non-Political Spot Advertising Increases 6 Percent

DES MOINES, IA (May 10, 2019) – Meredith Corporation (NYSE: MDP; meredith.com), the leading media and marketing company with national brands serving 175 million unduplicated Americans, including 80 percent of U.S. millennial women and a paid subscription base of over 40 million—and 17 local television stations in fast-growing markets—today reported fiscal 2019 third quarter results. Compared to the prior-year period:

•	Total Company revenues from continuing operations grew 14 percent to $743 million.

•	Total advertising related and consumer related revenues rose in the double-digits.

•
Earnings from continuing operations, which includes special items in both periods, were $28 million, compared to a loss of $95 million. Meredith recorded $15 million of net after-tax special items in the third quarter of fiscal 2019, primarily related to restructuring and integration costs. Results in the prior-year period reflected $128 million of net after-tax special items, primarily comprised of restructuring, transaction, and financing costs related to its acquisition of Time Inc. Earnings per share from continuing operations were $0.20 compared to a loss per share of $2.41.

•
Excluding special items in both periods, earnings from continuing operations increased 29 percent to $43 million compared to $33 million, and earnings per share increased to $0.52 from $0.45. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

•
Adjusted EBITDA grew 43 percent to $160 million compared to $112 million. Adjusted earnings per share increased to $1.52 from $1.11. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

“We delivered improved advertising performance, along with growth in consumer related revenues in both our National and Local media groups in the third quarter of fiscal 2019,” said Meredith Corporation President and Chief Executive Officer Tom Harty. “Our National Media Group generated significantly improved print advertising results, which on a comparable basis are now in-line with Meredith’s historical trends. In addition, we delivered revenue growth across our consumer related activities including subscription, newsstand, affinity marketing and e-commerce. Finally, we continued our strong commitment to Total Shareholder Return, including increasing our dividend by 5.5 percent and strengthening our balance sheet by paying down $700 million of debt.”

Harty continued: “Looking to the fourth quarter, we see revenue trends pacing ahead of our expectations, including continued improvement in National Media Group advertising revenues. At the same time, we are making strategic investments in our portfolio and capabilities, including new digital platforms, more robust video production and initiatives to grow consumer related revenues such as Apple News+, subscription acquisition, and our e-commerce activities. We remain focused on successfully integrating our acquisition of Time and have already delivered on a majority of the stated synergies.

“As a result, we believe it will take longer than originally anticipated to achieve the remainder of the synergies due to investment spending to grow the business; retaining certain employees longer than anticipated to ensure business continuity; and operating the Assets Held for Sale longer than expected. However we remain confident we will achieve our $550 million cost synergy goal by the end of fiscal 2020,” Harty concluded.

Fiscal 2019 third quarter accomplishments include:

•
Delivering 17 percent growth in National Media Group advertising related revenues. On a comparable basis, advertising related revenues were down in the mid-single digits year-over-year, compared to down in the low double-digits year-over-year in the second quarter of fiscal 2019. This performance is in-line with Meredith’s historical and expected performance and was driven by brands in both the legacy Meredith and Time Inc. portfolios.

•	Growing Local Media Group non-political advertising spot revenues by 6 percent. This was driven primarily by Meredith’s television stations in the Atlanta, Kansas City, Phoenix and Las Vegas markets.

•
Increasing revenues from consumer related sources by 28 percent. This was driven by strong newsstand and affinity marketing performance in Meredith’s National Media Group, along with favorable renewal of retransmission consent agreements in Meredith’s Local Media Group.

Looking more closely at Meredith’s fiscal 2019 nine-month results compared to the prior-year period:

•	Total Company revenues from continuing operations rose 63 percent to $2.4 billion.

•	Total advertising related revenues rose 67 percent to $1.3 billion, and consumer related revenues rose more than 75 percent to $1.0 billion.

•
Earnings from continuing operations, including special items in both periods, were $131 million compared to $97 million. Earnings per share from continuing operations were $1.59 compared to $1.85. Meredith recorded a net after-tax charge of $32 million related to special items in the first nine months of fiscal 2019. The prior year results reflected a net after-tax charge of $20 million related to special items.

•
Excluding special items in both periods, earnings from continuing operations increased 40 percent to $163 million compared to $117 million, and earnings per share from continuing operations were $2.31 compared to $2.28.

•	Adjusted EBITDA more than doubled to $533 million compared to $262 million. Adjusted earnings per share increased to $5.43 compared to $3.34.

OPERATING GROUP DETAIL

NATIONAL MEDIA GROUP DETAIL

Fiscal 2019 third quarter National Media Group operating profit was $54 million. Excluding special items, operating profit was $65 million and adjusted EBITDA grew to $120 million. Revenues rose by 15 percent to $556 million. Results exclude discontinued operations (Sports Illustrated, MONEY and Viant). (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

Meredith is pursuing the following strategies with a goal of successfully integrating its acquisition of Time Inc. and maximizing the value of the combined media portfolio:

•
Improving the advertising performance of the acquired Time Inc. properties to Meredith’s historical levels. Meredith has implemented its proven strategies, standards and discipline across the legacy Time Inc. portfolio to improve performance, including aligning it with Meredith’s successful sales structure. As a result, Meredith met its advertising performance goal in the third quarter of fiscal 2019, and anticipates further improvement in comparable year-over-year advertising revenue in the fourth quarter of fiscal 2019.

•
Aggressively growing revenue and raising the profit margins of the acquired Time Inc. digital properties. Meredith is leveraging the increased scale of its combined digital portfolio to enhance sales initiatives. Meredith is now well-positioned to benefit from fast-growing advertising platforms, including native, video, shopper marketing, programmatic and social. During the third quarter of fiscal 2019, Meredith’s comparable year-over-year digital advertising revenue increased, and Meredith anticipates further year-over-year improvement in the fourth quarter of fiscal 2019.

•
Accelerating the growth of high-margin consumer related revenues by leveraging its expanded brand portfolio. This includes cross-promoting brands to increase revenue and lower subscription acquisition costs; leveraging affinity marketer Synapse; continuing to grow Meredith’s brand licensing business; and expanding e-commerce activities. Meredith recently announced its participation in Apple News+, a new subscription service that brings together more than 300 popular magazines, leading newspapers and digital publishers into a beautiful, convenient and curated experience. During the third quarter of fiscal 2019, consumer related revenues accounted for nearly 50 percent of total National Media Group revenues.

•
Divesting media assets not core to Meredith’s business. Meredith has realized proceeds of $340 million in fiscal 2019 from the sale of non-core assets. Meredith anticipates agreements to sell the Sports Illustrated brand and its 60 percent equity investment in Viant to be finalized in the near future. These brands and businesses have different target audiences and advertising bases than the rest of the portfolio, and Meredith believes each is better suited for success with a new owner.

•
Delivering at least $550 million of annualized cost synergies by the end of fiscal 2020. Meredith has realized approximately $320 million of annualized cost synergies related to its acquisition of Time Inc. through March 31, 2019. It expects an incremental $60 million in its fiscal 2019 fourth quarter, and an additional $170 million in its fiscal 2020.

For the first nine months of fiscal 2019, National Media Group operating profit was $117 million, adjusted EBITDA grew to $338 million and revenues rose nearly 80 percent to $1.7 billion, compared to the prior-year period.

LOCAL MEDIA GROUP DETAIL

Fiscal 2019 third quarter Local Media Group operating profit was $42 million, adjusted EBITDA was $52 million and revenues grew 11 percent to $188 million, compared to the prior-year period, all records for a fiscal third quarter. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal 2019 third quarter performance compared to the prior-year period:

•
Total advertising related revenues grew 4 percent to $101 million, as growth in non-political advertising revenue and the addition of MNI Targeted Media offset expected declines in every-other-year political advertising revenues.

•
Non-political advertising spot revenues grew 6 percent to $80 million. This was driven primarily by strong performance from Meredith’s CBS affiliated television stations, which benefited from the broadcast of the Super Bowl during the third quarter of fiscal 2019. Meredith delivered growth in seven of the top 10 advertising categories, with performance led by the professional services, media and furnishings categories.

•
Consumer related revenues increased nearly 20 percent to $85 million due to growth in retransmission fees from cable and satellite television operators. These increases were partially offset by higher payments to affiliated networks.

Turning to ratings, Meredith delivered strong performance during the February rating period. Meredith stations in 8 of its 12 markets ranked No. 1 or No. 2 in sign-on to sign-off.

For the first nine months of fiscal 2019, Local Media Group operating profit was $216 million, adjusted EBITDA was $246 million and revenues grew 35 percent to $665 million, including $103 million of political-related advertising revenues, compared to the prior-year period, all records for a fiscal first nine-month period.

OTHER FINANCIAL INFORMATION

Meredith remains committed to strong capital stewardship, and delivering top-third performance through its successful Total Shareholder Return strategy. This includes:

•
Aggressive debt paydown and management of liabilities – Long-term debt was $2.5 billion at March 31, 2019. Meredith has repaid $700 million of its debt through March 31, 2019, including $573 million of its 7-year Senior Secured Term Loan and $127 million of its senior unsecured notes.

•
Return of capital to shareholders through consistent and ongoing dividend increases – Meredith raised its regular dividend by 5.5 percent to $2.30 on an annualized basis in February 2019. This marked the 26th straight year of dividend increases for Meredith and the 72nd consecutive year of dividend payments. Since launching its Total Shareholder Return strategy in October 2011, Meredith has increased its dividend 125 percent and delivered an average annual return of 17 percent.

•	Share repurchases – Meredith’s ongoing share repurchase program has $50 million remaining under current authorizations as of March 31, 2019.

To provide consistency in its consolidated financial statements, the Company has made immaterial adjustments to prior period consolidated financial statements and information. The adjustments relate to the accounting for magazine subscriptions by the Company’s Time subsidiary and have no effect on net earnings.

All earnings per share amounts in the text of this release are on a diluted basis per common share. Both basic and diluted earnings per common share can be found in the attached Condensed Consolidated Statements of Earnings (Loss). All fiscal 2019 third quarter and first nine month comparisons are against the comparable prior-year period unless otherwise stated.

OUTLOOK

For full-year fiscal 2019, Meredith expects:

•	Total Company revenues to range from $3.12 billion to $3.16 billion, compared to its original range of $3.0 billion to $3.2 billion first communicated on August 10, 2018.

•	National Media Group revenues to range from $2.26 billion to $2.29 billion.

•	Local Media Group revenues to range from $860 million to $870 million.

To position the Company for sustainable organic growth over the long-term, Meredith is making strategic investments in its portfolio and capabilities, including new digital platforms, more robust video production and initiatives to support and grow consumer-related revenues such as Apple News+, subscription acquisition, and its e-commerce activities.

In addition, Meredith continues to expect to deliver $550 million of net annual cost synergies by the end of fiscal 2020 as a result of the Time Inc. acquisition. However, it has modified the time-frame to achieve these cost savings due to the aforementioned investment spending; retaining certain employees longer than originally anticipated to facilitate integration; and operating the Assets Held for Sale longer than expected.

As a result, Meredith expects full-year fiscal 2019 earnings from continuing operations to range from $172 million to $180 million, and from $2.07 to $2.25 on a per share basis, including a net after-tax charge of $32 million for special items in the first nine months. Actual results for the full year may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty. (See Tables 4-5 for supplemental disclosures regarding non-GAAP financial measures.)

Meredith expects full-year fiscal 2019 adjusted EBITDA to range from $700 million to $710 million, compared to its original range of $720 million to $750 million first communicated on August 10, 2018. Adjusted earnings per share is expected to range from $6.92 to $7.07. (See Tables 4-5 for supplemental disclosures regarding non-GAAP financial measures.)

CONFERENCE CALL WEBCAST

Meredith will host a conference call on May 10, 2019, at 8:30 am EDT to discuss fiscal 2019 third quarter and first nine month results and its outlook for the full year fiscal 2019. A live webcast will be accessible to the public on the Company’s website, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. Adjusted net earnings per share, adjusted EBITDA, and adjusted EBITDA margin are common supplemental measures of performance used by investors and financial analysts. Management believes that adjusted earnings per share and adjusted EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Adjusted net earnings per share is defined as net earnings per share from continuing operations before depreciation, amortization and special items. Management has removed these costs as they are deemed to be non-operational in nature. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items. Management does not use adjusted EBITDA as a measure of liquidity or funds available for management’s discretionary use because it excludes certain contractual and non-discretionary expenditures.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at www.meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s successful implementation of its strategies; the Company’s financial outlook for full year fiscal 2019; the Company’s anticipated asset sales; and the expected benefits of the acquisition of Time Inc., including the expected synergies from the transaction, anticipated timing of disposition of certain acquired brands and businesses, and the Company’s prospects for growth and increasing shareholder value.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s recent acquisition of Time Inc., including: (1) the Company’s ability to retain key personnel; (2) unexpected costs, charges or expenses resulting from the acquisition; (3) the Company’s ability to realize the anticipated benefits of the acquisition of Time Inc.; (4) delays, challenges and expenses associated with integrating the businesses; (5) the Company’s ability to comply with the terms of the debt and equity financings entered into in connection with the acquisition; and (6) the risk factors contained in the Company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms—including broadcast television, print, digital, mobile and video—to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches more than 175 million unduplicated American consumers every month, including over 80 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets—including Atlanta, Phoenix, St. Louis and Portland—and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional and national level.

-- # # # # --

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Loss) (Unaudited)

	Three Months		Nine Months
Periods ended March 31,	2019	2018	2019	2018
(In millions except per share data)
Revenues
Advertising related	$365.6	$324.4	$1,277.2	$765.4
Consumer related	359.0	281.4	1,024.5	582.7
Other	18.8	45.2	79.4	113.4
Total revenues	743.4	651.0	2,381.1	1,461.5
Operating expenses
Production, distribution, and editorial	284.4	250.4	873.4	566.5
Selling, general, and administrative	305.8	294.6	995.3	639.7
Acquisition, disposition, and restructuring related activities	16.8	138.8	61.6	150.4
Depreciation and amortization	61.5	40.0	190.3	65.0
Impairment of long-lived assets	—	—	—	19.8
Total operating expenses	668.5	723.8	2,120.6	1,441.4
Income (loss) from operations	74.9	(72.8)	260.5	20.1
Non-operating income (expense), net	4.1	(7.2)	17.3	(5.9)
Interest expense, net	(38.4)	(45.6)	(130.4)	(55.9)
Earnings (loss) from continuing operations before income taxes	40.6	(125.6)	147.4	(41.7)
Income tax benefit (expense)	(12.5)	30.1	(16.3)	139.0
Earnings (loss) from continuing operations	28.1	(95.5)	131.1	97.3
Loss from discontinued operations, net of income taxes	(4.4)	(14.7)	(71.8)	(14.7)
Net earnings (loss)	$23.7	$(110.2)	$59.3	$82.6

Basic earnings (loss) per share attributable to common shareholders
Continuing operations	$0.20	$(2.41)	$1.60	$1.86
Discontinued operations	(0.10)	(0.33)	(1.59)	(0.32)
Basic earnings (loss) per common share	$0.10	$(2.74)	$0.01	$1.54
Basic average common shares outstanding	45.3	45.0	45.3	44.9

Diluted earnings (loss) per share attributable to common shareholders
Continuing operations	$0.20	$(2.41)	$1.59	$1.85
Discontinued operations	(0.10)	(0.33)	(1.58)	(0.32)
Diluted earnings (loss) per common share	$0.10	$(2.74)	$0.01	$1.53
Diluted average common shares outstanding	45.6	45.0	45.4	45.5

Dividends paid per common share	$0.575	$0.545	$1.665	$1.585

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Nine Months
Periods ended March 31,	2019	2018	2019	2018
(In millions)
Revenues
National media
Print	$164.5	$151.9	$512.1	$306.8
Digital	87.0	67.6	293.6	158.5
Third party sales	13.4	7.8	46.6	7.8
Total advertising related	264.9	227.3	852.3	473.1
Subscription	177.2	137.4	503.5	261.2
Newsstand	43.4	32.4	125.7	50.2
Affinity marketing	24.1	15.4	70.1	15.4
Licensing	19.6	20.0	66.3	43.4
Digital consumer driven	10.0	5.3	26.8	15.3
Total consumer related	274.3	210.5	792.4	385.5
Project based	10.6	33.1	33.5	94.7
Other	5.8	10.7	39.1	14.7
Total other	16.4	43.8	72.6	109.4
Total national media	555.6	481.6	1,717.3	968.0
Local media
Non-political spot	79.9	75.4	242.4	254.2
Political spot	0.7	2.3	102.6	5.8
Digital	3.7	3.6	11.6	11.3
Third party sales	17.0	16.5	69.7	21.7
Total advertising related	101.3	97.8	426.3	293.0
Consumer related	84.7	70.9	232.1	197.2
Other	2.4	1.4	6.8	4.0
Total local media	188.4	170.1	665.2	494.2
Intersegment revenue elimination	(0.6)	(0.7)	(1.4)	(0.7)
Total revenues	$743.4	$651.0	$2,381.1	$1,461.5

Continued

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Nine Months
Periods ended March 31,	2019	2018	2019	2018
(In millions)
Operating profit
National media	$53.8	$4.2	$116.6	$43.3
Local media	41.6	38.3	215.7	128.5
Unallocated corporate	(20.5)	(115.3)	(71.8)	(151.7)
Income (loss) from operations	$74.9	$(72.8)	$260.5	$20.1

Depreciation and amortization
National media	$51.3	$31.4	$158.7	$39.2
Local media	9.4	7.8	27.7	23.6
Unallocated corporate	0.8	0.8	3.9	2.2
Total depreciation and amortization	$61.5	$40.0	$190.3	$65.0

Adjusted EBITDA [1]
National media	$120.2	$74.9	$338.2	$142.6
Local media	52.2	47.6	245.8	154.8
Unallocated corporate	(12.4)	(10.8)	(50.7)	(35.1)
Total Adjusted EBITDA	$160.0	$111.7	$533.3	$262.3

1	Adjusted EBITDA is earnings before discontinued operations, interest, taxes, depreciation, amortization, and special items.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2019	June 30, 2018
(In millions)
Current assets
Cash and cash equivalents	$52.5	$437.6
Accounts receivable, net	594.0	542.0
Inventories	70.5	44.2
Current portion of subscription acquisition costs	216.4	144.0
Current portion of broadcast rights	10.8	9.8
Assets held-for-sale	362.3	725.8
Other current assets	59.3	114.3
Total current assets	1,365.8	2,017.7
Property, plant, and equipment, net	435.8	483.8
Subscription acquisition costs	176.8	66.2
Broadcast rights	7.1	18.9
Other assets	276.4	263.3
Intangible assets, net	1,893.2	2,005.2
Goodwill	1,959.2	1,915.8
Total assets	$6,114.3	$6,770.9

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$17.7
Current portion of long-term broadcast rights payable	10.3	8.9
Accounts payable	219.7	194.7
Accrued expenses and other liabilities	281.5	410.2
Current portion of unearned revenues	424.5	386.3
Liabilities associated with assets held-for-sale	187.1	211.1
Total current liabilities	1,123.1	1,228.9
Long-term debt	2,459.4	3,117.9
Long-term broadcast rights payable	9.5	20.8
Unearned revenues	229.5	129.2
Deferred income taxes	518.3	437.0
Other noncurrent liabilities	200.8	217.0
Total liabilities	4,540.6	5,150.8

Redeemable convertible Series A preferred stock	535.7	522.6

Shareholders’ equity
Common stock	40.1	39.8
Class B stock	5.1	5.1
Additional paid-in capital	212.6	199.5
Retained earnings	817.6	889.8
Accumulated other comprehensive loss	(37.4)	(36.7)
Total shareholders’ equity	1,038.0	1,097.5
Total liabilities, redeemable convertible preferred stock, and shareholders' equity	$6,114.3	$6,770.9

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine months ended March 31,	2019	2018
(In millions)
Net cash provided by operating activities	$152.5	$95.1

Cash flows from investing activities
Acquisitions of and investments in businesses, net of cash acquired	(18.3)	(2,803.4)
Proceeds from disposition of assets, net of cash sold	348.9	134.7
Additions to property, plant, and equipment	(28.6)	(41.5)
Other	—	3.8
Net cash provided by (used in) investing activities	302.0	(2,706.4)

Cash flows from financing activities
Proceeds from issuance of long-term debt	80.0	3,260.0
Repayments of long-term debt	(776.9)	(760.6)
Proceeds from preferred stock, warrants, and options issued, net of issuance costs	—	631.0
Dividends paid	(120.9)	(81.8)
Debt issuance costs paid	—	(70.8)
Purchases of Company stock	(9.1)	(28.2)
Proceeds from common stock issued	3.9	19.0
Payment of acquisition related contingent consideration	(19.3)	(3.2)
Net cash provided by (used in) financing activities	(842.3)	2,965.4
Effect of exchange rate changes on cash and cash equivalents	(0.8)	—
Change in cash held-for-sale	3.5	(4.2)
Net increase (decrease) in cash and cash equivalents	(385.1)	349.9
Cash and cash equivalents at beginning of period	437.6	22.3
Cash and cash equivalents at end of period	$52.5	$372.2

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show earnings from continuing operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Earnings from continuing operations excluding the special items, depreciation, and amortization are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

	Three Months		Nine Months
Periods ended March 31,	2019	2018	2019	2018
(In millions)
Earnings (loss) from continuing operations	$28.1	$(95.5)	$131.1	$97.3
Special items
Integration costs	8.8	—	34.4	—
Write-down of impaired assets	—	—	—	19.8
Transaction costs	—	40.8	—	52.9
Severance and related benefit costs	8.2	94.7	35.4	97.6
Gain on sale of business	—	—	(10.4)	(3.3)
Extinguishment loss	—	—	9.8	—
Bridge facility commitment costs	—	17.5	—	17.5
Loss on equity method investment	—	12.9	—	12.9
Other	2.5	3.9	5.8	3.8
Special items subtotal	19.5	169.8	75.0	201.2
Tax benefit on special items	(5.0)	(41.3)	(19.2)	(48.9)
Tax special items	—	—	(23.4)	—
Tax impact of remeasurement of deferred tax assets and liabilities	—	—	—	(133.0)
Net special items	14.5	128.5	32.4	19.3
Earnings from continuing operations before special items (non-GAAP)	42.6	33.0	163.5	116.6
Depreciation and amortization	61.5	40.0	190.3	65.0
Tax impact of depreciation and amortization	(15.7)	(10.2)	(48.6)	(16.6)
Net depreciation and amortization impact	45.8	29.8	141.7	48.4
Adjusted earnings (non-GAAP)	$88.4	$62.8	$305.2	$165.0

Diluted earnings per share attributable to common shareholders
Continuing operations	$0.20	$(2.41)	$1.59	$1.85
Per share impact of net special items	0.32	2.86	0.72	0.43
Earnings from continuing operations before special items (non-GAAP)	0.52	0.45	2.31	2.28
Per share impact depreciation and amortization	1.00	0.66	3.12	1.06
Adjusted earnings per share (non-GAAP)	$1.52	$1.11	$5.43	$3.34

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items
The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended March 31, 2019	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$555.6	$188.4

Net earnings				$23.7
Loss from discontinued operations, net of income taxes				4.4
Earnings from continuing operations				28.1
Income taxes				12.5
Interest expense, net				38.4
Non-operating income, net				(4.1)
Operating profit	$53.8	$41.6	$(20.5)	74.9
Special items included in operating profit:
Severance and related benefit costs	6.6	—	1.6	8.2
Integration costs	4.2	—	4.6	8.8
Other	(0.1)	—	2.6	2.5
Total special items	10.7	—	8.8	19.5
Operating profit excluding special items (non-GAAP)	64.5	41.6	(11.7)	94.4
Non-operating income, net	4.4	1.2	(1.5)	4.1
Depreciation and amortization	51.3	9.4	0.8	61.5
Adjusted EBITDA (non-GAAP)	$120.2	$52.2	$(12.4)	$160.0

Segment operating margin	9.7%	22.1%
Segment adjusted EBITDA margin	21.6%	27.7%

Table 2 Continued

Three months ended March 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$481.6	$170.1

Net loss				$(110.2)
Loss from discontinued operations, net of income taxes				14.7
Loss from continuing operations				(95.5)
Income taxes				(30.1)
Interest expense, net				45.6
Non-operating expense, net				7.2
Operating loss	$4.2	$38.3	$(115.3)	(72.8)
Special items included in operating loss:
Transaction costs	—	—	40.8	40.8
Severance and related benefit costs	34.8	0.8	59.1	94.7
Other	(0.1)	—	3.4	3.3
Total special items	34.7	0.8	103.3	138.8
Operating profit excluding special items (non-GAAP)	38.9	39.1	(12.0)	66.0
Non-operating expense, net	4.6	0.7	(12.5)	(7.2)
Special item included in non-operating expense - loss on equity method investment	—	—	12.9	12.9
Depreciation and amortization	31.4	7.8	0.8	40.0
Adjusted EBITDA (non-GAAP)	$74.9	$47.6	$(10.8)	$111.7

Segment operating margin	0.9%	22.5%
Segment adjusted EBITDA margin	15.6%	28.0%

Table 3
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items
The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Nine months ended March 31, 2019	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$1,717.3	$665.2

Net earnings				$59.3
Loss from discontinued operations, net of income taxes				71.8
Earnings from continuing operations				131.1
Income taxes				16.3
Interest expense, net				130.4
Non-operating income, net				(17.3)
Operating profit	$116.6	$215.7	$(71.8)	260.5
Special items included in operating profit:
Severance and related benefit costs	29.1	1.7	4.6	35.4
Integration costs	21.2	—	13.2	34.4
Gain on sale of business	(6.4)	—	—	(6.4)
Other	4.4	(0.9)	2.3	5.8
Total special items	48.3	0.8	20.1	69.2
Operating profit excluding special items (non-GAAP)	164.9	216.5	(51.7)	329.7
Non-operating income, net	18.6	1.6	(2.9)	17.3
Special item included in non-operating income - gain on sale of business	(4.0)	—	—	(4.0)
Depreciation and amortization	158.7	27.7	3.9	190.3
Adjusted EBITDA (non-GAAP)	$338.2	$245.8	$(50.7)	$533.3

Segment operating margin	6.8%	32.4%
Segment adjusted EBITDA margin	19.7%	37.0%

Table 3 Continued

Nine months ended March 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$968.0	$494.2

Net earnings				$82.6
Loss from discontinued operations, net of income taxes				14.7
Earnings from continuing operations				97.3
Income taxes				(139.0)
Interest expense, net				55.9
Non-operating expense, net				5.9
Operating profit	$43.3	$128.5	$(151.7)	20.1
Special items included in operating profit:
Write-down of impaired assets	19.8	—	—	19.8
Transaction costs	—	—	52.9	52.9
Severance and related benefit costs	37.7	0.8	59.1	97.6
Gain on sale of business	(3.3)	—	—	(3.3)
Other	(0.2)	—	3.4	3.2
Total special items	54.0	0.8	115.4	170.2
Operating profit excluding special items (non-GAAP)	97.3	129.3	(36.3)	190.3
Non-operating income, net	6.1	1.9	(13.9)	(5.9)
Special item included in non-operating expense - loss on equity method investment	—	—	12.9	12.9
Depreciation and amortization	39.2	23.6	2.2	65.0
Adjusted EBITDA (non-GAAP)	$142.6	$154.8	$(35.1)	$262.3

Segment operating margin	4.5%	26.0%
Segment adjusted EBITDA margin	14.7%	31.3%

Table 4

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Earnings Outlook

			Attributable to other instruments [1]	Attributable to common shareholders	Diluted shares	Diluted earnings per share [2]
	(In millions, except per share data)
Year ending June 30, 2019 - Low Projections
	Earnings from continuing operations	$172	$(78)	$94	45.5	$2.07
	Special items, net of tax [3]	32
	Earnings from continuing operations before special items	204	(78)	126	45.5	2.78
	Depreciation and amortization, net of tax	188
	Adjusted earnings (non-GAAP) [4]	$392	(78)	314	45.5	6.92

Year ending June 30, 2019 - High Projections
	Earnings from continuing operations	$180	(77)	103	45.8	2.25
	Special items, net of tax [3]	32
	Earnings from continuing operations before special items	212	(77)	135	45.8	2.95
	Depreciation and amortization, net of tax	188
	Adjusted earnings (non-GAAP) [4]	$400	(77)	323	45.8	7.07
[1]
Includes preferred stock dividends, accretion of redeemable preferred stock, dividends on other securities, and undistributed earnings allocated to other securities to the extent that these instruments are not deemed to be dilutive.

[2]
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of these instruments were computed using the two-class method.

[3]
Special items represent those incurred in the first nine months of fiscal 2019 as shown in Table 1. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

[4]	Adjusted earnings is defined as Earnings from continuing operations before special items, depreciation, and amortization.

Table 5

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Projected Adjusted EBITDA
Projected adjusted EBITDA, which is reconciled to projected earnings from continuing operations in the following table, is defined as projected earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

	Year ending June 30, 2019
	Low	High
(In millions)
Earnings from continuing operations	$172	$180

Special items, net of tax [1]	32	32
Income tax expense	76	78
Interest expense, net	167	167
Depreciation and amortization	253	253
Adjusted EBITDA (non-GAAP)	$700	$710
1
Special items for the year ending June 30, 2019 represent those incurred in the first nine months of fiscal 2019, as shown in Table 1. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

Table 6

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Net Debt - The following table presents long-term debt as reported under GAAP and net of cash and cash equivalents also as reported under GAAP. Net debt is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

(In millions)	March 31, 2019
Long-term debt	$2,459.4
Less: cash and cash equivalents	(52.5)
Net debt	$2,406.9